UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Byrnes                       Peter                       S.
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   (Last)                       (First)                   (Middle)

                  23 Hartwell Drive
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                         (Street)

   Mt. Sinai                           NY                   11766
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

   01/27/03
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

   Standard Microsystems Corporation (SMSC)
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5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

   Vice President
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable line)

     |X|  Form filed by One Reporting Person

     |_|  Form filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                         2. Amount of                            4. Nature of
                            Securities     3. Ownership Form:       Indirect
                            Beneficially      Direct (D) or         Beneficial
1. Title of Security        Owned             Indirect (I)          Ownership
   (Instr. 4)               (Instr.4)         (Instr. 5)            (Instr. 5)
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   Common Stock             6,325             D
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   Common Stock             2,799             I                     By Trust*
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FORM 3 (continued)

Table II -- Derivative Securities Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Securities:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         -----------------------                           or               Exercise       (D) or         Indirect
                            Date         Expira-                           Number           Price of       Indirect       Beneficial
1. Title of Derivative      Exer-        tion                              of               Derivative     (I)            Ownership
   Security (Instr. 4)      cisable      Date          Title               Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
   Employee Stock Option
   (Right to Buy)           03/02/98(1)  03/02/08      Common Stock        10,500           $9.500         D
----------------------------------------------------------------------------------------------------------------------------------
   Employee Stock Option
   (Right to Buy)           07/14/02     07/14/08      Common Stock        5,000            $8.750         D
----------------------------------------------------------------------------------------------------------------------------------
   Employee Stock Option
   (Right to Buy)           04/30/99(2)  04/30/09      Common Stock        30,000           $7.375         D
----------------------------------------------------------------------------------------------------------------------------------
   Employee Stock Option
   (Right to Buy)           04/04/00(1)  04/04/10      Common Stock        10,000           $14.093        D
----------------------------------------------------------------------------------------------------------------------------------
   Employee Stock Option
   (Right to Buy)           04/23/01(3)  04/23/11      Common Stock        20,000           $14.490        D
----------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

*    Held in Incentive Savings Retirement Plan as of 01/29/03
1. Exercisable cumulatively as to one-fourth of shares subject to option on each of first four anniversaries of transaction date.
2.   Fully exercisable on the sixth anniversary of transaction date.
3. Exercisable cumulatively as to one-fifth of shares subject to option on each of first five anniversaries of transaction date.


/s/ Michael LaBosco (as Attorney-in-Fact)                      02/03/03
---------------------------------------------            -----------------------
    **Signature of Reporting Person                             Date

*       If the form is filed by more than one reporting person,  see Instruction
        5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

        See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.